Exhibit 107.1 Table 1: Newly Registered Security Type Security Class Title Fee Calculation Rule Amount Registered Proposed Maximum Offering Price Per Unit Maximum Aggregate Offering Price Fee Rate Amount of Registration Fee Equity Common Stock, $1.00 Par Value 457(c) 450,000 (1) $31.97 (2) $14,386,500 $0.0000927 $1,333.63 Total Offering Amounts $14,386,500 $1,333.63 Total Fee Offsets $0 Net Fee Due $1,333.63 (1) Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction. Represents the maximum number of shares of Common Stock currently authorized by the Registrant for offer and sale by it under the Arrow Financial Corporation 2022 Long Term Incentive Plan. (2) Calculated pursuant to Rule 457(c) of the Securities Act of 1933, based on the average high and low prices reported on NasdaqGS under the symbol AROW, on May 5, 2022, which is within five (5) business days of the filing hereof. Table 2: Fee Offset Claims and Sources Registrant or Filer Name Form or Type of Filing File Number Initial Filing Date Filing Date Fee Offset Claimed Security Type Associated with Fee Offset Claimed Security Title Associated with Fee Offset Claimed Unsold Securities Associated with Fee Offset Claimed Unsold Aggregate Offering Amount Associated with Fee Offset Claimed Fee Paid with Fee Offset Source Rule 457(p) Fee Offset Claims Fee Offset Sources